Exhibit 99.1

FOR IMMEDIATE RELEASE
LabCorp Contact:
Pattie Kushner, Vice President, Corporate Communications (media)
336-436-8263
Media@labcorp.com

Paul Surdez, Vice President, Investor Relations (investors)
336-436-5076
Investor@labcorp.com

Impact Alamance Contact:
Tracey Grayzer, President
336-221-0011
ImpactAlamance@conehealth.com

LabCorp Donates Historic Cammack Building to Impact Alamance

Impact Alamance Will Create Downtown Non-Profit Center

BURLINGTON, NC, September 19, 2016 - Laboratory Corporation of America® Holdings (LabCorp®) and Impact Alamance announced today that LabCorp has donated the Cammack Building in downtown Burlington to Impact Alamance. LabCorp, the world’s leading healthcare diagnostics company, and Impact Alamance, a local foundation affiliated with Cone Health, are both headquartered in Burlington. Impact Alamance will use the building to create a collaborative working and meeting space for non-profit organizations that serve the Burlington and Alamance communities. The donation was commemorated this morning at a ceremony in front of the building, with remarks from Burlington mayor Ian Baltutis, Impact Alamance chair FD Hornaday and president Tracey Grayzer, and LabCorp chairman and chief executive officer David P. King.

“LabCorp has been proud to call Burlington and Alamance County our home since the Powell brothers first formed a lab in the basement of a Burlington hospital in the late 1960s,” said King. “Since then, our commitment to this community has never wavered. LabCorp’s mission to improve health and improve lives goes beyond the healthcare services we provide and reaches into the communities where we operate and where our employees live. We are thrilled that we can make this historic building available to Impact Alamance and to support the important work they do here.”

The 37,000 square foot building is located at 133 East Davis Street at the intersection with South Spring Street in the heart of downtown Burlington. Originally constructed in 1908, it is one of the oldest buildings in downtown Burlington. The gift, valued at almost $2,000,000, will be used by Impact Alamance to create a center for non-profits, focused on Impact Alamance’s health, education and community improvement strategies. The building will house offices for Impact Alamance and several local non-profit partners, in addition to a large convening and meeting space that will facilitate collaboration. The conference space will be available to local non-profit groups free of charge.

“The creation of this center is a natural extension of the work we are already doing in Alamance County,” said Grayzer. “It will create a cohesive space for organizations to collaborate and strategize, and it will help to move the needle on major initiatives that support our community’s priorities related to health, education and economic success. The building will also create a vibrant hub of activity for the downtown community.”

Impact Alamance is working on architectural plans for the building and is in the process of finalizing partners for the space. Construction work is expected to begin soon, and Impact Alamance plans to occupy the space in 2017.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development services and technology-enabled solutions. With net revenue in excess of $8.5 billion in 2015 and more than 50,000 employees in approximately 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about

Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

About Impact Alamance
Impact Alamance seeks to bring the community together for healthy change. To make this happen, we’re ready to invest more than $2 million into our community annually, focusing especially on strengthening the systems and environments that influence our community’s greatest asset: our children. It’s our goal to create a healthier and smarter community that will lead to a more prosperous future for all of us. For more information about Impact Alamance, please visit www.impactalamance.com.

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